                                                                 EXHIBIT 10.4(a)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

January 16, 1998

Mr. David Glick
Executive Vice President
Operations and On-Line Services
Perry-Judd's Incorporated
143 N. Wyndstone Drive
North Barrington, Illinois 60010

Dear David,

I want you to know how excited I was by the news that you have decided to join our team. As we have discussed, we have an unprecedented opportunity to truly differentiate Perry-Judd's from its competition and to continue to build it into the industry leader if not immediately in size, surely in terms of performance and customer preference.

Bob Milhous and Jerry have long believed that part of the differentiation is through the caliber of people on the team and since I have been involved with them, I have become a believer. You joining Perry-Judd's adds powerfully to our abilities. I believe that you and I will become close associates and we'll have a great deal of fun working together to realize some exciting and very worthwhile goals. I am anxious for you to come on board!

To that end, I would like to detail and formalize our offer of employment to you below:

  1. You will join Perry-Judd's Incorporated as Executive Vice President of Operations and On-Line Services. You will be elected to the Board of Directors. Your responsibilities will include the operational aspects of our current three web offset plants; Waterloo, Baraboo and Shenandoah Valley Press. The three division managers will report directly to you. In addition, you will have responsibility for our materials purchasing function, our postal affairs and distribution function, and our newly created off-site prep facility that serves our Waterloo and Baraboo plants from Madison. Our Vice President of Research and Engineering and his department will report directly to you and I suspect that we will soon create a central scheduling and production control function that will report to you. And very exciting is our new high tech business.............
                                                         Judd's On-Line. The two
     principals of this business, Richard Warren and Noel Jerke, will report to you individually and as a team as we begin to grow this new business rapidly. I suspect, David, that as we get more involved with Port City Press, I will also ask for your involvement there as well.

  2. Your base compensation will be $10,385 every other week totaling $270,000 annually. You will have a bonus opportunity of up to 35% of your base salary for successful attainment of corporate objectives each year. Our plan allows for an overachievement bonus of up to 100% of your bonus for achievement at 125% of the corporate objectives.

  3. [***]

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    [***] Confidential treatment has been requested for redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Mr. David Glick                                                           Page 2

  4. In addition to the executive incentive plan noted earlier, you will be granted options to earn an additional 9,675 shares (1 1/8%) subject equally to both time and performance vesting requirements where the quickest vesting will take place for five years (time) or up to 8 years (performance) were the company not to meet its objectives in any of the first three years.

  5. If there is a change of company control, your equity value in the company will be guaranteed at $1,000,000 minimum value. With a change of control you become fully vested, which will also be the case in the event of your death.

  6. If there is a change of control that takes place and your equity is valued at less than $2,000,000 and you: a) lose your position altogether, b) are asked to accept a lesser responsibility and do not elect to do so and leave, or c) you are asked to relocate and do not elect to do so and leave, you will be entitled to salary continuation of $333,000 per year for up to three years or until you fund suitable employment, whichever comes first.

  7. We will pay you a hiring bonus of $100,000 on the first payroll date after March 31, 1998.

  8. We will pay you $50,000 on the first payroll date after November 1, 1998.

  9. [***]

 10. [***]

 11. We will pay reasonable relocation expenses [***]

 12. We will cover your temporary living expenses while you sell your home and purchase a new one here in Wisconsin, including car rental for a reasonable period of time up to six months or more if we analyze the financial impact on the company of your home value guarantee to be more than the continued coverage of your transitional living expenses.

 13. You will have up to 4 weeks vacation during your first year and beyond.

 14. You will be enrolled in the Perry-Judd's health benefit, life insurance and defined contribution (3% of base with no required match up to the legal deferrable amount) 401k plan as those plans are defined. Our life insurance coverage is two times annual salary.

That should cover it, David. I am looking forward to both our business and personal relationships evolving and growing in the years ahead. We have an outstanding challenge ahead of us and your contributions will undoubtedly be both significant and welcome.

I'll look forward to your first day!

Sincerely,

/s/ Craig Hutchison

Craig Hutchison
President/CEO

CH/rs

bcc:  Bob Milhous
     Paul Milhous
     Jerry Peisach

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    [***] Confidential treatment has been requested for redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

January 16, 1998

Mr. David Glick
Executive Vice President
Operations and On-Line Services
Perry-Judd's Incorporated
143 N. Wyndstone Drive
North Barrington, Illinois 60010

Dear David,

I'm looking forward to your arrival on February 5th. We have lots to do!

As follow-up to the formal offer letter that I sent to you, please let me offer this addendum:

1. Upon your starting here in Waterloo on February 5, 1998, we will present you with a check for [***] which is intended to cover your upcoming miscellaneous relocation costs.

2. We would like you and your wife Jean to relocate here in the Madison, Wisconsin area as soon as you can. To that end, if you purchase a home here and your current residence is not yet sold, we will assist you in obtaining financing for your new home. Such assistance could take any number of forms, which we can discuss if and when this becomes an issue.

3. In the event of your death, disablement, or change of the control of the company and you were still to own both homes (Barrington and Wisconsin), the company will be obligated to purchase one or the other of your homes as determined by you or your survivor.

4. Your health insurance will be effective on your first day of employment. The waiting period for pre-existing conditions will be waived.

That should cover all the aspects of our offer to you, David. I'll look forward to seeing you next week.

Sincerely,

/s/ Craig Hutchison

Craig Hutchison
President/CEO
CH/rs

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    [***] Confidential treatment has been requested for redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.